                                                                     EXHIBIT 4.4


                       THIRD AMENDMENT TO RIGHTS AGREEMENT

                  Third Amendment, dated as of March 18, 2001 (this "Amendment"), to the Rights Agreement, dated as of November 4, 1998, amended as of April 12, 1999 and as of March 18, 2001 (the "Rights Agreement"), between True North Communications Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York limited trust company (the "Rights Agent"). Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement which, among other things, governs the terms and conditions under which Rights are exercisable by the holders of Common Stock; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

                  NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

                  1. AMENDMENT OF SECTION 1(a). Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                           (a) "Acquiring Person" shall mean any Person who or
                  which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include
                  (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person, other than those persons excepted in clauses (i), (ii), (iii) or (iv) of the preceding sentence, shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of purchases of Common Stock by the Company and shall, after such purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock, then such

                  Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, none of IPG (as hereinafter defined) nor any of its Affiliates or Associates shall be deemed to be an "Acquiring Person" solely as a result of the approval, execution or delivery of, or consummation of the transactions contemplated under, the Agreement and Plan of Merger dated as of March 18, 2001 (as the same may be amended from time to time, the "Merger Agreement"), among The Interpublic Group of Companies, Inc., a Delaware corporation ("IPG"), Veritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and the Company, in the manner provided for therein, including without limitation, the Merger (as defined in the Merger Agreement).

                  2.       AMENDMENT TO SECTION 3(a).  The first  sentence of
Section 3(a) of the Rights Agreement is hereby amended by deleting the sentence in its entirety and inserting in lieu thereof the following:

                  Until the earliest of (i) the Close of Business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more, (including any such date which is after the date of this

                  Agreement and prior to the issuance of the Rights; the earliest of the dates referred to in clauses (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

                  3. The Summary of Rights to Purchase Preferred Stock attached to the Rights Agreement as Exhibit C is hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof Exhibit C attached hereto.

                  4.       EFFECTIVENESS.   This  Amendment  shall  be  deemed
effective immediately after the effectiveness of the Second Amendment, dated March 18, 2001, to the Rights Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                  5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

                  6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.


                                  TRUE NORTH COMMUNICATIONS INC.


                                  By: /s/ Kevin J. Smith
                                     ------------------------------------
                                     Name:  Kevin J. Smith
                                     Title: Executive Vice President and
                                               Chief Financial Officer


                                  FIRST CHICAGO TRUST COMPANY OF NEW YORK


                                  By: /s/ Lawrence A. Woods
                                     -----------------------------------
                                     Name:  Lawrence A. Woods
                                     Title: Senior Account Manager

                                                                       EXHIBIT C

                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

                  On November 4, 1998, the Board of Directors of True North Communications Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's common stock, $.33-1/3 par value per share ("Common Stock"), to stockholders of record at the close of business on November 30, 1998. Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-thousandth of a share (a "Unit") of Series B Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of the Company at a price of $100 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 4, 1998, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent.

                  Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will separate from the Common Stock and the Distribution Date will occur upon the earliest of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock.

                  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued on or after November 30, 1998 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

                  Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

                  The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 30, 2008, unless earlier redeemed by the Company as described below.

                  As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

                  In the event that, at any time following the Distribution Date, a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right. If an insufficient number of shares of Common Stock is authorized for issuance, then the Board would be required to substitute cash, property or other securities of the Company for the Common Stock. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below.

                  For example, at an exercise price of $100 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $200 worth of Common Stock (or other consideration, as noted above) for $100. Assuming that the Common Stock had a per share value of $25 at such time, the holder of each valid Right would be entitled to purchase eight shares of Common Stock for $100.

                  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is acquired in a merger or other business combination transaction in which the Company is the surviving corporation and all or part of the Common Stock is converted into securities of another entity, cash or other property, or
(iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

                  The purchase price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

                  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one two-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of the Board of Directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by stockholders or the Company, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

                  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

                  A copy of the Rights Agreement is available free of charge from the Rights Agent. This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.